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                                                                    EXHIBIT 15.2


The Board of Directors and Shareholders
DATATRAK International, Inc.

We are aware of the incorporation by reference in the Registration Statement on Forms S-8 (File Nos. 333-16061 and 333-26251 and 333-90699) pertaining to the Collaborative Clinical Research, Inc. Amended and Restated 1992 Share Incentive Plan, Collaborative Clinical Research, Inc. Amended and Restated 1994 Directors' Share Option Plan, Collaborative Clinical Research, Inc. Amended and Restated 1996 Outside Directors Stock Option Plan, Collaborative Clinical Research, Inc. Amended and Restated 1996 Key Employees and Consultants Stock Option Plan and the DATATRAK International, Inc. Retirement Savings Plan of our report dated April 24, 2001 with respect to the consolidated financial statements of DATATRAK International, Inc. and subsidiaries that are included in its Form 10-Q for the quarter ended March 31, 2001.



                              /s/ Ernst & Young LLP

Cleveland, Ohio
April 24, 2001